EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-161937, 333-166756 and 333-168161) on Form S-3 and in Registration Statements (No. 333-169814 and 333-168802) on Form S-8 of our report dated March 30, 2009 with respect to the audited consolidated financial statements of Magnum Hunter Resources Corporation (Formerly Petro Resources Corporation) for the year ended December 31, 2008, which appear in the Magnum Hunter Resources Corp. Current  Report on Form 8-K dated October 28, 2010.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

October 28, 2010